UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14a
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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NATUS MEDICAL INCORPORATED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 6, 2018, Natus Medical Incorporated (“Natus”) issued the following press release:

Natus Annual Meeting - What’s at Stake?

Natus Continues to Believe Voce’s Actions Indicate Its Desire to Take Control of the Natus Board, Fire the CEO and Halt Execution of the Company’s Successful Strategy

The Natus Board Urges Shareholders to Vote the WHITE Proxy Card FOR a Strategy of Growth, Innovation and Allocating Capital to High Value Opportunities for Shareholders

PLEASANTON, Calif. - June 6, 2018 - The Board of Directors of Natus Medical Incorporated (NASDAQ:BABY) (“Natus”) today issued an open letter to shareholders in connection with the Company’s 2018 Annual Meeting of Stockholders (“Annual Meeting”) to be held on June 22, 2018.

The full text of the letter follows:

Vote the WHITE Proxy Card Today
“FOR” Natus Medical’s Highly Qualified Director Nominees

Dear shareholder,

At the Natus Annual Meeting later this month, you will be asked to vote on the future of your Company.

Voce Capital is Campaigning for Control of Natus

Voce Capital is campaigning to take three out of six seats (or to put it another way, three out of the five independent director seats) on the Natus Board. Voce is also aggressively targeting a fourth director, Chief Executive Officer, Jim Hawkins, in its communications with you. While Voce denies it, the numbers don’t lie, and this feels like seeking control to Natus.

In support of its campaign to take control of the Natus Board, Voce has recently published lengthy communications that are increasingly sounding like personal grievances against Mr. Hawkins and Robert Gunst, who serves as Chairman of the Board. While there is much that is misleading and inaccurate in Voce’s attacks, we believe the key facts to consider when voting your shares are as follows:

Proven Strategy vs. Uncertainty and Risk

•
Natus’ market capitalization has increased by more than 15 times during the service of Chief Executive Officer Jim Hawkins and independent directors Doris Engibous and Robert Gunst.[1] In fact, over the past five years, Natus’ share price has increased by 164%, versus 68% and 68% for the Russell 2000 and S&P 500, respectively, over the same timeframe.[2] This has been achieved by executing on a strategy of growth, innovation and allocating capital to the highest value opportunities for shareholders.

•
Voce has not articulated a strategic plan or provided details on what it intends to do with your Company if Voce gains control of the Board. The only ideas Voce has communicated have been to halt the Company’s proven and successful acquisition strategy and to cease R&D activities. In Voce’s own words, they included in a recently filed presentation ‘a few “starter kit” recommendations for the new board to consider in its early days.’ In Natus’ view, a “starter kit” is no substitute for a real operational plan, much less for a Company where the Board and management team have developed and executed on a strategy that has taken Natus’ market capitalization from approximately $70 million to over $1.2 billion today.

Board Refreshment vs. ‘Voce’s Way or the Highway’

•
In 2016, the Company added Dr. Barbara R. Paul, the former Chief Medical Officer at Community Health Systems, who serves as Chair of the Company’s Nominating and Governance Committee. At the Annual Meeting, the Board is also seeking to add a new independent director, Mr. Robert Weiss, who will bring to the Board decades of executive and financial and leadership experience in the medical device industry.

•
In a genuine attempt to avoid a proxy contest, Natus sought to reach a settlement with Voce and ultimately offered Voce a proposal that would have resulted in three Voce-approved directors on an eight-person Board.

Voce would not accept even these unquestionably reasonable terms and instead escalated their demands such that any settlement require the Board to rapidly change its Chair.

Consider the Candidates

•	Mr. Weiss delivered 358% share price appreciation during his tenure as CEO of The Cooper Companies.[3]

•	Since Ms. Engibous and Mr. Gunst joined the Natus Board in 2004, the Natus stock price has increased by approximately 774%.[4]

•
Regarding the Voce candidates: The stock price of Mr. Levine’s current company has declined 37% during his tenure as CEO[5]; Mr. Gilreath was CEO of a company that was sold slightly more than a year after he took it public at a 47% discount to its IPO price.[6]

•
While Voce refers to its nominees being “completely independent” of Voce, Natus notes that Voce nominated Mr. Levine to run on another three-person slate in another contested election, on a slate that included Voce’s own J. Daniel Plants.

Cumulative Voting Means Every Vote Counts to Reject Voce’s Control Agenda

•
We are excited for the many opportunities for value creation represented by the continued execution of the Company’s successful strategy. We believe Voce, despite having no plan other than to turn over the applecart, is fighting for control of your company. We urge you not to support this reckless and risky “strategy.”

•
Cumulative voting is permitted under the Natus charter documents with the result that Voce has discretion to allocate votes cast on its blue proxy card for either of its nominees. This means Voce may be able to take a seat on the Natus Board even if significantly less than a majority of voted shares are cast on the blue card. That’s why every vote matters, no matter how many shares you own.

The Natus Board urges shareholders to VOTE THE WHITE proxy card today. All shareholders should be aware that any vote for Voce nominees on Voce’s blue proxy card will revoke any previous proxy submitted by a shareholder, including any votes submitted on the Company’s WHITE proxy card FOR any of the Board’s nominees. It is critical that shareholders DO NOT RETURN ANY PROXY CARD SENT BY VOCE, EVEN AS A PROTEST VOTE AGAINST VOCE OR THE VOCE NOMINEES. The Natus Board strongly urges shareholders to DISCARD all blue proxy cards or other materials sent by Voce.

Natus shareholders are reminded that their vote is important, no matter how many or how few shares they own. If shareholders have questions, or require assistance in voting, please contact Morrow Sodali, by calling toll-free (800) 662-5200, or via e-mail BABY@morrowsodali.com.

Sincerely,

The Board of Directors of Natus Medical Incorporated

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, neurosurgery, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These statements relate to our current estimates and assumptions and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, our ability to successfully integrate and achieve our profitability goals from recent acquisitions, the demand for our products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with our, and our commercial partner’s, bringing new products to market, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2017 and its subsequent quarterly reports on Form 10-Q and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

Important Additional Information and Where to Find It

Natus has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on May 18, 2018 in connection with the solicitation of proxies for the 2018 Annual Meeting of Stockholders. NATUS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT NATUS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants in Solicitation

Natus, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2018 Annual Meeting of Stockholders. Information regarding the names of Natus’ directors and executive officers and their respective interests in Natus by security holdings or otherwise is set forth in the Proxy Statement. Investors and stockholders may obtain a copy of the definitive proxy statement and other documents filed by Natus free of charge from the SEC’s website, www.sec.gov. Additionally, Natus stockholders may obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request to Natus’ proxy solicitor for the 2018 Annual Meeting of Stockholders, Morrow Sodali, at 800-662-5200 or via email at BABY@morrowsodali.com

Contacts

Natus Medical Incorporated
Jonathan A. Kennedy
Executive Vice President and Chief Financial Officer
925-223-6700
InvestorRelations@Natus.com

Joele Frank, Wilkinson Brimmer Katcher
Jim Golden / Tim Lynch / Adam Pollack
212-355-4449

1 Calculated based on Natus’ closing stock prices on 04/12/04 (the last trading day before the announcement of Jim Hawkins’ appointment to CEO) and 06/04/18. Doris Engibous and Robert Gunst became directors effective 05/05/04 and 06/14/04, respectively.
2 Calculated based on Natus’ closing stock prices from 06/04/13 to 06/04/18.
3 Calculated based on The Cooper Companies’ closing stock prices from 08/23/07 to 04/30/18.
4 Calculated based on Natus’ closing stock prices from 05/04/04 (the last trading day before the announcement naming Ms. Engibous as a member of the Board) to 06/04/18.
5 Calculated based on Accuray’s closing stock prices from 10/11/12 to 06/04/18.
6 Calculated based on EndoChoice’s IPO price of $15.00 per share (06/05/15) and subsequent sale to Boston Scientific at $8.00 per share (09/27/16).